                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K/A


               Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934



                Date of Report (Date of Earliest Event Reported)
                              September 16, 1997
                              ------------------



                                 Vistana, Inc.
             (Exact name of registrant as specified in its charter)



    Florida                        0-29114                         59-3415620
(State or other               (Commission File                  (I.R.S. Employer
jurisdiction of                    Number)                       Identification
incorporation)                                                       Number)


              8801 Vistana Centre Drive, Orlando, Florida    32821

               (Address of principal executive offices)    (Zip Code)



      Registrant's telephone number, including area code  (407) 239-3100



                                      N/A
         (Former name or former address, if changed since last report.)

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     Listed below are the financials statements, pro forma financial information and exhibits filed as a part of this report;

     a.   Financial Statements of Businesses Acquired.

          The financial statements for the Acquired Companies listed in the accompanying Index to Financial Statements and Pro Forma Financial Information are filed as part of this Current Report on Form 8-K/A.

     b.   Pro Forma Financial Information.

          The pro forma financial information of Vistana listed in the accompanying Index to Financial Statements and Pro Forma Financial Information is filed as part of this Current Report on Form 8-K/A.

     (c)  Exhibits:

          None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 VISTANA, INC.



                                 By: ________________________________
                                     Name:
                                     Title:


Date:  October __, 1997

                       INDEX TO FINANCIAL STATEMENTS AND
                        PRO FORMA FINANCIAL INFORMATION

     The following financial statements and pro forma financial information are included in Item 7 of this Current Report on Form 8-K/A:

Points of Colorado, Inc.
------------------------

Independent Auditors' Report

Balance Sheets as of March 31, 1996 and 1997

Statements of Income and Accumulated Deficit for the Fiscal Years Ended March 31, 1996 and 1997

Statements of Cash Flows for the Fiscal Years Ended March 31, 1996 and 1997

Notes to Financial Statements

Unaudited Financial Statements

  Balance Sheet as of June 30, 1997

  Statements of Income and Accumulated Deficit for the Three Months Ended
    June 30, 1996 and 1997

  Statements of Cash Flows for the Three Months Ended June 30, 1996 and 1997

  Notes to Unaudited Financial Statements

Success Developments, L.L.C.
----------------------------

Independent Auditors' Report

Balance Sheet as of December 31, 1996

Statement of Operations and Members' Equity from June 10, 1996 (date of inception) to December 31, 1996

Statement of Cash Flows from June 10, 1996 (date of inception) to December 31, 1996

Notes to Financial Statements

Unaudited Financial Statements

  Balance Sheet as of June 30, 1997

  Statement of Operations and Members' Equity for the Six Months Ended June 30,
    1997

  Statement of Cash Flows for the Six Months Ended June 30, 1997

  Notes to Unaudited Financial Statements

The Success Companies
---------------------

Independent Auditors' Report

Combined Balance Sheets as of March 31, 1996 and 1997 and June 30, 1997 (unaudited)

Combined Statements of Operations for the Fiscal Years Ended March 31, 1996 and 1997 and for the Three Months Ended June 30, 1996 and 1997 (unaudited)

Combined Statements of Changes in Equity for the Fiscal Years Ended March 31, 1996 and 1997 and for the Three Months Ended June 30, 1997 (unaudited)

Combined Statements of Cash Flows for the Fiscal Years Ended March 31, 1996 and 1997 and for the Three Months Ended June 30, 1996 and 1997 (unaudited)

Notes to Combined Financial Statements

Vistana, Inc. Pro Forma Financial Information
---------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Points of Colorado, Inc.
Denver, Colorado

  We have audited the accompanying balance sheets of Points of Colorado, Inc. as of March 31, 1997 and 1996, and the related statements of income and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Points of Colorado, Inc. as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KREISMAN CORPORATION

Denver, Colorado
May 12, 1997

                            POINTS OF COLORADO, INC.

                                 BALANCE SHEETS

                                                MARCH 31,
                                         ------------------------

                                            1996         1997
                                         -----------  -----------

                                     ASSETS

Cash and Cash Equivalents............... $   431,928  $   652,426
Other Receivables.......................      92,524       99,779
Timeshare Notes Receivable, Less
 Allowance for Doubtful Notes of
 $686,764 in 1997 and $481,377 in 1996..   6,545,516   13,108,055
Other Notes Receivable..................         -0-      793,349
Holdback on Timeshare Notes.............     883,338      549,080
Inventory--Timeshare Units..............   3,370,381    1,699,143
Investment--Success Developments, LLC...         -0-      746,107
Prepaid Expenses and Other Assets.......      97,720       85,076
Deferred Compensation Asset.............     227,072      397,573
Furniture and Equipment.................     260,149      291,755
  Less Accumulated Depreciation.........    (165,219)    (204,221)
                                         -----------  -----------
    Total Assets........................ $11,743,409  $18,218,122
                                         ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accounts Payable...................... $    83,428  $    42,852
  Accrued Payroll and Commissions.......     176,784      318,651
  Customer Deposits.....................      44,107       73,061
  Note Payable to Marine Midland Bank...   1,839,715    4,000,510
  Other Liabilities.....................      44,145      134,677
  Reserve for Reacquisition of Recourse
   Notes................................     150,000          -0-
  Deferred Federal and State Income
   Taxes................................     472,135    1,950,035
  Deferred Compensation Payable.........     227,072      397,573
                                         -----------  -----------
    Total Liabilities...................   3,037,386    6,917,359
Stockholders' Equity
  Common Stock, No Par Value, Authorized
   50,000 Shares, Issued and Outstanding
   80 Shares............................           1            1
  Additional Paid-In Capital............  14,136,878   14,136,878
  Accumulated Deficit...................  (5,430,856)  (2,836,116)
                                         -----------  -----------
    Total Stockholders' Equity..........   8,706,023   11,300,763
                                         -----------  -----------
      Total Liabilities and
       Stockholders' Equity............. $11,743,409  $18,218,122
                                         ===========  ===========



                      See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT


                                                         YEAR ENDED MARCH 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------


Income
  Sales--Timeshare Units............................   $ 6,686,950  $13,694,159
  Financing Income, Net of
   Servicing Costs..................................       591,590    1,086,253
  Other Income......................................           -0-      203,913
                                                       -----------  -----------
                                                         7,278,540   14,984,325
Cost of Sales
  Timeshare Units Sold..............................     1,334,141    2,371,787
  Closing Costs.....................................       369,918      739,790
                                                       -----------  -----------
                                                         1,704,059    3,111,577
                                                       -----------  -----------
    Gross Profit....................................     5,574,481   11,872,748
Other Expenses
  Sales and Marketing...............................     3,289,190    6,771,878
  General and
   Administrative...................................     1,073,539    1,175,919
  Other Expenses....................................       175,369          -0-
                                                       -----------  -----------
                                                         4,538,098    7,947,797
                                                       -----------  -----------
    Income Before Other
     Income.........................................     1,036,383    3,924,951
Other Income
  Reduction of Reserve for
   Reacquisition of
   Recourse Notes...................................       481,969      147,689
                                                       -----------  -----------
    Income Before Income
     Taxes..........................................     1,518,352    4,072,640
Provision for Income
 Taxes..............................................      (399,199)  (1,477,900)
                                                       -----------  -----------
    Net Income......................................     1,119,153    2,594,740
Accumulated Deficit
  Beginning of Period...............................    (6,550,009)  (5,430,856)
                                                       -----------  -----------
  End of Period.....................................   $(5,430,856) $(2,836,116)
                                                       ===========  ===========



                      See Notes to Financial Statements.

                            POINTS OF COLORADO, INC.

                            STATEMENTS OF CASH FLOWS


                                YEAR ENDED MARCH 31,
                               -----------------------
                                  1996        1997
                               ----------  -----------

Cash Flows from Operating
 Activities
  Net Income.................. $1,119,153  $ 2,594,740
  Adjustments to Reconcile Net
   Income to Cash Provided By
   Operating Activities:
    Depreciation..............     35,570       40,487
    Income from Success
     Developments, LLC........        -0-     (121,107)
    Deferred Federal and State
     Income Taxes.............    399,199    1,477,900
    Discount Income on Note
     Collections..............    (49,453)     (31,729)
    Reduction of Reacquisition
     of Uncollectible Notes
     Receivable...............   (481,969)    (147,689)
    Reserve for Doubtful
     Notes....................    152,928      269,186
  Changes in Operating Assets
   and Liabilities:
    Decrease in Inventory--
     Timeshare Units..........  1,334,141    1,671,238
    (Increase) in Other
     Assets...................   (258,226)    (165,112)
    Increase in Accounts
     Payable and Other
     Liabilities..............    242,483      391,278
                               ----------  -----------
      Total Adjustments.......  1,374,673    3,384,452
                               ----------  -----------
Cash Provided by Operating
 Activities...................  2,493,826    5,979,192
                               ----------  -----------
Cash Flows from Investing
 Activities
  Origination of Timeshare
   Notes...................... (5,915,665) (11,226,861)
  Principal Reductions of
   Timeshare Notes............  1,696,521    4,424,554
  Acquisition and Loans
   Related to Success
   Developments, LLC..........        -0-   (1,418,349)
  Purchases of Furniture and
   Equipment..................    (67,822)     (33,091)
                               ----------  -----------
Cash Used by Investing
 Activities................... (4,286,966)  (8,253,747)
                               ----------  -----------
Cash Flows from Financing
 Activities
  Loan from Marine Midland
   Bank.......................  1,977,136    3,781,499
  Payments to Marine Midland
   Bank.......................   (356,282)  (1,620,704)
  Decrease in Holdback on
   Timeshare Notes............    346,238      334,258
                               ----------  -----------
Cash Provided by Financing
 Activities...................  1,967,092    2,495,053
                               ----------  -----------
Net Increase in Cash..........    173,952      220,498
Cash and Equivalents
  Beginning of Period.........    257,976      431,928
                               ----------  -----------
  End of Period............... $  431,928  $   652,426
                               ==========  ===========
Supplemental Cash Flow
 Disclosures:
  Interest Paid............... $   84,696  $   279,473
                               ==========  ===========

                       See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                March 31, 1997

NOTE A--THE COMPANY

  Points of Colorado, Inc. (the "Company"), is the developer and manager of Falcon Point and Eagle Point (collectively, the "Associations"), two timeshare projects that contain 54 and 58 condominiums, respectively. The Company is the owner of the remaining unsold timeshare interests and markets and sells them to the public along with timeshare units purchased from Christie Lodge. The Company is a Colorado corporation which was organized on July 31, 1986.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash in the bank as well as a working cash management account held for the primary purpose of general liquidity. The holdings in the cash management account normally mature within three months from the date of acquisition.

 Inventory--Timeshare Units

  Timeshare inventories are valued at the lower of cost to acquire, develop, and renovate the projects or market. Cost of timeshare units sold for Eagle Point and Falcon Point is based upon the combined costs of inventories allocated to the individual weeks on the basis of the relative sales value of each week, and upon actual cost for Christie Lodge.

 Allowance for Doubtful Notes

  The Company provides an allowance for doubtful notes for those notes held by the Company based on a review of the account status of existing receivables and historical collection experience.

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using accelerated methods. The estimated lives used in determining depreciation are:

      Furniture and Equipment......................................... 5-7 years

  Maintenance, repairs, and minor renewals are charged to expense as incurred, whereas improvements and major renewals of facilities are capitalized. Upon sale or disposition of properties, the asset account is relieved of the cost and the accumulated depreciation account is charged with depreciation taken prior to the sale, and any resultant gain or loss is credited or charged to earnings.

 Revenue and Cost Recognition

  Revenue from timeshares is recognized upon closing of the sale. Acquisition and other direct costs and indirect costs related to acquisition and development of timeshare units are capitalized. Capitalized costs are allocated to individual timeshare units. The capitalized costs of units are charged to earnings when the related revenue is recognized. Selling and administrative costs are charged to earnings when incurred.

                           POINTS OF COLORADO, INC.

 Concentration of Credit Risk

  Credit risk with respect to timeshare notes receivable is generally diversified due to the large number of customers and their dispersion across many different geographic areas of the United States. The Company performs credit evaluations of its customers' financial condition, and all its notes receivable are collateralized by the interval units sold.

NOTE C--INVESTMENT--SUCCESS DEVELOPMENTS, LLC

  The Company and its partners organized Success Developments, LLC on June 10, 1996, and the Company contributed $625,000 for its fifty percent interest. The Limited Liability Company is the owner and developer of Villas of Cave Creek, a timeshare project in Arizona. The Company is the managing member. This investment is being accounted for using the equity method of accounting. The investment account has been increased for the Company's share of the investee's net income as of March 31, 1997.

NOTE D--TRANSACTIONS WITH MARINE MIDLAND BANK

  The Agreement also requires Marine to pay the Company monthly an Interest Differential between the interest earned on the notes and a Minimum Required Yield established by Marine at the time the note was purchased by Marine. At March 31, 1997, the aggregate Interest Differential to be paid over four years on the 790 notes was $188,532. The actual amount of Interest Differential that will be received by the Company is dependent upon the performance of the portfolio and the amount of early payoffs of the notes. Due to the inherent uncertainty of the future value of the Differential, no asset is recorded at the time of sale; consequently, the

                            POINTS OF COLORADO, INC.

monthly Interest Differential is recorded as income when earned. During the years ended March 31, 1997 and 1996, the Company earned $167,202 and $276,710 of Interest Differential, respectively.

  On December 2, 1996, Marine agreed to provide a $7,500,000 Term Loan ("Loan") to the Company for four years. Under its provisions, Marine will advance 85% of the principal amount of all notes pledged on the Loan. Interest on the Loan is computed at 2% over Marine's Prime Rate (10.5% at March 31, 1997). All payments from the collateralized notes go directly to Marine, and monthly interest charges are added to the Loan balance. The Company and its shareholders have agreed to pay Marine 85% of the outstanding principal balance of any pledged note that is more than sixty days delinquent. At March 31, 1997, the Company owed $4,000,510 to Marine and had pledged notes with an aggregate principal balance of $5,333,219. The Company has the option to lock-in its interest rate under this loan. At March 31, 1997, $898,759 of the outstanding loan balance had a fixed interest rate of 8.78%, and $1,469,409 had a fixed interest rate of 9.75%.

NOTE E--INCOME TAXES

  The Company provides for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are determined based on the difference between the financial reporting and tax basis of assets and liabilities and enacted tax rates that will be in effect for the year in which the differences are expected to reverse. The provision for deferred income taxes at March 31, 1997 and 1996, of $1,477,900 and $399,199 respectively results primarily from the use of the installment sales method of reporting profits and the use of the specific charge off method for bad debts for tax purposes. At March 31, 1997, the Company had aggregate operating loss carryforwards of approximately $2,600,000, which will expire on March 31, 2011 and approximately $1,400,000, which will expire on March 31, 2012.

NOTE F--DEFERRED COMPENSATION PLAN

  On July 1, 1995, the Company implemented a Nonqualified Deferred Compensation Plan which permits an eligible officer or director to reduce the Compensation that the Company would otherwise pay by an amount equal to a percentage of his Compensation or by a specific dollar amount. Such election, if any, is made in writing each quarter of the Plan Year. The deferred compensation is distributable in cash after termination of employment, the Participant's death, or the Participant attaining the age of 55 years, and amounted to $397,573 and $227,072 at March 31, 1997 and 1996, respectively. The agreement is funded under a grantor trust agreement whereby the Company pays to the grantor trust amounts necessary to meet the obligations under the deferred compensation agreements. The deferred compensation expense was $170,501 and $227,072 for the years ended March 31, 1997 and 1996, respectively.

  The Company has recorded the assets and liabilities for the deferred compensation at gross amounts in the Balance Sheet because such assets and liabilities belong to the Company rather than to any external plan or trust. The assets are recorded at cost, and the liability is computed and recorded in accordance with SFAS 87, "Employers' Accounting For Pensions."

NOTE G--STOCK REDEMPTION AGREEMENT

  Under a stock redemption agreement dated December 9, 1994, the Company is obligated to purchase the stock of a terminated, permanently disabled, or deceased stockholder at a price determined annually by the Company at its most recent annual meeting or by formulas and under terms contained in the agreement. The Company has purchased life insurance on each stockholder in order to help fund these obligations.

  In addition, there are restrictive transfer provisions which govern the sale or transfer of the Company's stock unrelated to the termination, disability, or death of a stockholder. The Company has a first right of refusal for 30 days to purchase the shares offered. The remaining stockholder(s) have a second right of refusal for 30 days to purchase the shares refused by the Company. Acceptance by all the stockholders is required to sell stock to an outside third party.

NOTE H--COMMITMENTS AND CONTINGENCIES

  The Company leases its office space under a lease which expired on April 30, 1997. On May 30, 1997, the lease was renewed for a five year term. Future required minimum annual rental payments are as follows:

      Year Ending March 31, 1998....................................... $ 77,210
                            1999.......................................   79,215
                            2000.......................................   81,412
                            2001.......................................   84,052
                            2002.......................................   86,692

NOTE I--FINANCIAL INSTRUMENTS

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of its cash. The Company maintains cash balances at several financial institutions located in Colorado. Balances at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company carries some funds in excess of the Federal Deposit Insurance Corporation limit.

 Fair Value

  Fair value estimates presented below are based on relevant market information. As these estimates are subjective in nature and involve uncertainties and significant judgement, they are not necessarily indicative of the amount that the Company could realize on a current market exchange. The fair value disclosures for financial instruments are as follows:

    Cash and Cash Equivalents: The carrying amounts reported in the balance sheets approximate their fair values at March 31, 1997 and 1996.

                            POINTS OF COLORADO, INC.

    Loans Receivable: The net carrying amounts of loans receivable are a reasonable estimate of their fair values at March 31, 1997 and 1996 based on historical payment experiences.

    Financing Arrangements: The carrying amounts of the variable and fixed interest rate borrowings approximated their fair values at March 31, 1997 and 1996.

                           POINTS OF COLORADO, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1997




                                     ASSETS                          (Unaudited)

  Cash and Cash Equivalents                                         $   544,598
  Other Receivables                                                     257,419
  Timeshare Notes Receivable, Less
    Allowance for Doubtful Notes of
    $744,165                                                         14,233,820
  Other Notes Receivable                                                818,090
  Holdback on Timeshare Notes                                           330,858
  Inventory - Timeshare Units                                         1,461,822
  Investment - Success Developments, LLC                                937,856
  Prepaid Expenses and Other Assets                                      32,321
  Deferred Compensation Asset                                           443,448
  Furniture and Equipment                                               300,337
    Less Accumulated Depreciation                                      (211,954)
                                                                    -----------

                        TOTAL ASSETS                                $19,148,615
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Accounts Payable                                                  $    34,935
  Accrued Payroll and Commissions                                       250,364
  Customer Deposits                                                     145,279
  Note Payable to Marine Midland Bank                                 3,739,283
  Other Liabilities                                                   1,106,753
  Deferred Federal and State Income
    Taxes                                                             1,518,160
  Deferred Compensation Payable                                         443,448
                                                                    -----------

                        TOTAL LIABILITIES                             7,238,222


STOCKHOLDERS' EQUITY
  Common Stock, No Par Value, Authorized
    50,000 Shares, Issued and Outstanding
    80 Shares                                                                 1
  Additional Paid-In Capital                                         14,136,878
  Accumulated Deficit                                                (2,226,486)
                                                                    -----------
               TOTAL STOCKHOLDERS' EQUITY                            11,910,393
                                                                    -----------

                    TOTAL LIABILITIES AND
                     STOCKHOLDERS' EQUITY                           $19,148,615
                                                                    ===========


                      See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                 STATEMENTS OF INCOME AND ACCUMULATED DEFICIT



                                                     Three Months Ended June 30,
                                                         1996          1997
                                                     ------------ -------------
INCOME                                               (Unaudited)   (Unaudited)

 Sales - Timeshare Units                              $3,134,200    $2,961,744
 Financing Income, Net of Servicing Costs                177,065       426,029
 Other Income                                                -0-       191,749
                                                     ------------ -------------

                                                       3,311,265     3,579,522

COST OF SALES
 Timeshare Units Sold                                    585,514       553,696
 Closing Costs                                           160,849       181,013
                                                     ------------ -------------

                                                         746,363       734,709
                                                     ------------ -------------

                            GROSS PROFIT               2,564,902     2,844,813

OTHER EXPENSES
 Sales and Marketing                                   1,491,725     1,547,254
 General and Administrative                              269,669       319,804
                                                     ------------ -------------

                                                       1,761,394     1,867,058
                                                     ------------ -------------


              INCOME BEFORE INCOME TAXES                 803,508       977,755

  Provision for Income Taxes                            (309,500)     (368,125)
                                                     ------------ -------------

                              NET INCOME                 494,008       609,630

ACCUMULATED DEFICIT
  Beginning of Period                                 (5,430,856)   (2,836,116)
                                                     ------------ -------------

  End of Period                                      $(4,936,848)  $(2,226,486)
                                                     ============ =============


                      See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                           STATEMENTS OF CASH FLOWS

                                                Three Months Ended June 30,
                                                   1996           1997
                                                -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES            (Unaudited)    (Unaudited)
  Net Income                                    $   494,008    $   609,630
  Adjustments to Reconcile Net Income
   to Cash Provided By Operating Activities:
    Depreciation                                      8,491          7,733
    Income from Success Developments, LLC               -0-       (191,749)
    Deferred Federal and State Income Taxes         309,500       (431,875)
    Discount Income on Note Collections             (13,973)        (5,853)
    Reserve for Doubtful Notes                       79,966         74,403
   Changes in Operating Assets and Liabilities:
    Decrease in Inventory - Timeshare Units         438,512        237,321
    (Increase) in Other Assets                      (25,531)      (104,885)
    Increase in Accounts Payable
     and Other Liabilities                          129,491        968,090
                                                -----------    -----------
          TOTAL ADJUSTMENTS                         926,456        553,185
                                                -----------    -----------

CASH PROVIDED BY OPERATING ACTIVITIES             1,420,464      1,162,815
                                                -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Origination of Timeshare Notes                 (2,670,068)    (2,363,003)
  Principal Reductions of Timeshare Notes         1,011,521      1,168,688
  Loans Related to Success Developments, LLC            -0-        (24,741)
  Purchases of Furniture and Equipment              (10,510)        (8,582)
                                                -----------    -----------

CASH USED BY INVESTING ACTIVITIES                (1,669,057)    (1,227,638)
                                                -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan from Marine Midland Bank                     575,249        592,474
  Payments to Marine Midland Bank                  (254,444)      (853,701)
  Decrease in Holdback on Timeshare Notes            11,093        218,222
                                                -----------    -----------

CASH PROVIDED BY FINANCING ACTIVITIES               331,898        (43,005)
                                                -----------    -----------

NET INCREASE (DECREASE) IN CASH                      83,305       (107,828)

CASH AND EQUIVALENTS
  Beginning of Period                               431,928        652,426
                                                -----------    -----------

  End of Period                                 $   515,233    $   544,598
                                                ===========    ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:

  Interest Paid                                 $    41,169    $   105,100
                                                ===========    ===========

                      See Notes to Financial Statements.

                           POINTS OF COLORADO, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       THREE MONTHS ENDED JUNE 30, 1997

                                  (Unaudited)


Note A - Investment - Success Developments, LLC

               The Company and its partners organized Success Developments, LLC on June 10, 1996, and the Company contributed $625,000 for its fifty percent interest. The Limited Liability Company is the owner and developer of Villas of Cave Creek, a timeshare project in Arizona. The Company is the managing member. This investment is being accounted for using the equity method of accounting. The investment account has been increased for the Company's share of the investee's net income as of June 30, 1997.

               Condensed unaudited financial information of the Limited Liability Company as of June 30, 1997 is summarized below:

                    Assets                        $8,403,096
                    Liabilities                   $6,527,384
                    Results of Operations from
                      date of inception           $  625,712

               By agreement, the Company provides management services to the Limited Liability Company.

               The Company has loaned the LLC construction funds and has loaned the other partners acquisition funds. Note principal and interest of 15% per annum from the Limited Liability Company are due December 1, 1997. Note principal and interest of 15% per annum from other members are due January 31, 1999. At June 30, 1997, the aggregate of the notes receivable and accrued interest was $818,090.

               The Company is guarantor on a $10,000,000 two year line of credit dated July 29, 1996 in conjunction with the investment.

Note B - Transactions with Marine Midland Bank

               The majority of timeshare week sales are financed by notes secured by the weeks purchased. Notes were sold to Marine by the Company during 1993 and 1994 under an Agreement of Finance ("Agreement"), dated July 30, 1993, with full recourse to the Company to repurchase any note that becomes delinquent in excess of sixty days. The Agreement requires the Company to maintain a net worth of $2,500,000.

               Marine holds back, in a Reserve Account, 10% of the principal balance of the notes so purchased, to provide additional security in case of default. The Company has the right to receive the amount by which the Reserve Account exceeds 15% of the remaining principal balance of the notes owned by Marine on July 30th of each year. At June 30, 1997, Marine owned 671 notes which were sold to Marine by the Company, with a principal balance of $2,112,155. The Reserve Account balance of $330,858 was 15.67% of that amount.

               The Agreement also requires Marine to pay the Company monthly an Interest Differential between the interest earned on the notes and a Minimum Required Yield established by Marine at the time the note was purchased by Marine. At June 30, 1997, the aggregate Interest Differential to be paid over four years on the 671 notes was $151,280. The actual amount of Interest Differential that will be received by the Company is dependent upon the performance of the portfolio and the amount of early payoffs of the notes. Due to the inherent uncertainty of the future value of the Differential, no asset is recorded at the time of sale; consequently, the monthly Interest Differential is recorded as income when earned. During the three months ended June 30, 1997 and 1996, the Company earned $28,000 and $51,000 of Interest Differential, respectively.

               On December 2, 1996, Marine agreed to provide a $7,500,000 Term Loan ("Loan") to the Company for four years. Under its provisions, Marine will advance 85% of the principal amount of all notes pledged on the Loan. Interest on the Loan is computed at 2% over Marine's Prime Rate (10.5% at June 30, 1997). All payments from the collateralized notes go directly to Marine, and monthly interest charges are added to the Loan balance. The Company and its shareholders have agreed to pay Marine 85% of the outstanding principal balance of any pledged note that is more than sixty days delinquent. At June 30, 1997, the Company owed $3,717,109 to Marine and had pledged notes with an aggregate principal balance of $5,180,991. The Company has the option to lock-in its interest rate under this loan. At June 30, 1997, $773,697 of the outstanding loan balance had a fixed interest rate of 8.78%, and $1,286,415 had a fixed interest rate of 9.75%.

Note C - Commitments and Contingencies

               The Company leases its office space under a five year lease dated May 30, 1997. Future required minimum annual rental payments are as follows:

               Year Ending June 30, 1998    $ 98,363
                                    1999     105,039
                                    2000     108,531
                                    2001     112,022
                                    2002     105,611

                          INDEPENDENT AUDITORS' REPORT

To the Members
Success Developments, L.L.C.
Denver, Colorado

  We have audited the accompanying balance sheet of Success Developments, L.L.C. as of December 31, 1996, and the related statements of operations and members' equity and cash flows for the period from June 10, 1996 (Date of Inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Success Developments, L.L.C. as of December 31, 1996, and the results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.


                                          KREISMAN CORPORATION

Denver, Colorado
March 5, 1997

                          SUCCESS DEVELOPMENTS, L.L.C.

                                 BALANCE SHEET

                       (SEE INDEPENDENT AUDITORS' REPORT)

                                     ASSETS

                                                                DECEMBER 31,
                                                                    1996
                                                                ------------

Cash and Cash Equivalents.....................................   $   77,540
Due From Members--Note H......................................        4,375
Timeshare Notes Receivable, Less Allowance for Doubtful
Notes of $18,452--Note D......................................      856,086
Inventory--Timeshare Units--Note D............................    4,089,124
Prepaid Expenses and Other Assets.............................      172,927
Leasehold Improvements, Less Accumulated Amortization of
 $32,603......................................................      117,260
Furniture and Equipment, Less Accumulated
 Depreciation of $6,214.......................................       30,329
                                                                 ----------
    Total Assets..............................................   $5,347,641
                                                                 ==========

                        LIABILITIES AND MEMBERS' EQUITY

Liabilities
  Accounts Payable............................................   $  109,771
  Customer Deposits...........................................       16,637
  Note Payable to Heller Financial--Note D....................    3,922,999
  Other Liabilities...........................................       11,259
  Due to Managing Member--Note H..............................      187,825
                                                                 ----------
    Total Liabilities.........................................    4,248,491
Members' Equity--Note C.......................................    1,099,150
                                                                 ----------
    Total Liabilities and Members' Equity.....................   $5,347,641
                                                                 ==========




                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

                       (SEE INDEPENDENT AUDITORS' REPORT)

                                               FROM JUNE 10, 1996
                                              (DATE OF INCEPTION)
                                              TO DECEMBER 31, 1996
                                              --------------------

Revenues
  Sales--Timeshare Units.....................      $1,104,620
  Other Revenue..............................           9,297
                                                   ----------
                                                    1,113,917
Cost of Sales
  Timeshare Units Sold.......................         283,050
  Closing Costs..............................          30,432
                                                   ----------
                                                      313,482
                                                   ----------
    Gross Profit.............................         800,435
Other Expenses
  Sales and Marketing........................         570,928
  Financing Costs............................         199,479
  Association Subsidies--Note F..............          24,084
  Development Costs--Abandoned Project.......          10,000
  General and Administrative.................         146,794
                                                   ----------
                                                      951,285
                                                   ----------
    Net Loss.................................        (150,850)
Members' Equity at June 10, 1996.............             -0-
Members' Contributions.......................       1,250,000
                                                   ----------
    Ending Members' Equity...................      $1,099,150
                                                   ==========



                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                            STATEMENT OF CASH FLOWS

                       (See Independent Auditors' Report)

                                              From June 10, 1996
                                             (Date of Inception)
                                             to December 31, 1996
                                             --------------------

Cash Flows from Operating Activities
  Net Loss..................................     $  (150,850)
  Adjustments to Reconcile Net Loss to Cash
   Used By Operating Activities:
    Depreciation and Amortization...........          71,282
    Reserve for Bad Debts...................          18,452
    Completed Timeshare Units Sold..........         283,050
    (Increase) Decrease In:
      Due From Members......................          (4,375)
      Prepaid Expenses and Other Assets.....         (49,556)
    Increase (Decrease) In:
      Accounts Payable......................
      Customer Deposits.....................          16,637
      Other Liabilities.....................          11,259
                                                 -----------
        Total Adjustments...................         346,749
                                                 -----------
Cash Generated by Operating Activities......         195,899
                                                 -----------
Cash Flows from Investing Activities
  Additions To Property, Equipment and
   Leasehold Improvements...................        (186,406)
  Timeshare Notes Receivable................        (874,538)
  Inventory--Timeshare Units................      (4,372,174)
  Accounts Payable as Related to Inventory..         109,771
                                                 -----------
Cash Used by Investing Activities...........      (5,323,347)
                                                 -----------
Cash Flows from Financing Activities
  Loan from Heller Financial................       4,237,575
  Payments to Heller Financial..............        (314,576)
  Loan Acquisition Costs....................        (155,836)
  Member Loans..............................         187,825
  Contributions of Capital..................       1,250,000
                                                 -----------
Cash Provided by Financing Activities.......       5,204,988
                                                 -----------
Net Increase in Cash........................          77,540
Cash and Equivalents
  Beginning of Period.......................             -0-
                                                 -----------
  End of Period.............................     $    77,540
                                                 ===========
Supplemental Cash Flow Disclosures:
  Interest Paid.............................     $   151,591
                                                 ===========


                       See Notes to Financial Statements.

                          SUCCESS DEVELOPMENTS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1996

                       (See Independent Auditors' Report)

Note A--The Company

  Success Developments, L.L.C. (the "Company"), is the owner and developer of Villas of Cave Creek, a timeshare project that contains 25 condominium units. The Company is in the process of selling the remaining unsold timeshare interests. The Company is an Arizona Limited Liability Company, organized on June 10, 1996.

  The Company is owned 50% by the managing member Points of Colorado, Inc. and 50% by three individuals who own and operate the company responsible for the sales and marketing of the timeshare units.

  The Company has a finite life, and unless terminated earlier, will cease to exist fifty years after the date of filing with the state. According to the laws of the state of Arizona, no member of the limited liability company is personally liable for any debts or losses of the Company beyond the capital contribution made by that member.

Note B--Summary of Significant Accounting Policies

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash in the bank.

 Inventory--Timeshare Units

  Timeshare inventory is valued at the lower of cost to acquire, develop, and renovate the project or market. Cost of timeshare units sold is based upon the combined costs of Villas of Cave Creek inventory allocated to each week.

 Allowance for Doubtful Notes

  The Company provides an allowance for doubtful notes for those notes held by the Company, based on a review of the current status of existing receivables and historical collection experience within the industry.

 Property and Equipment

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using accelerated methods. The estimated lives used in determining depreciation are:

      Furniture and Equipment......................... 5-7 years
      Leasehold Improvements.......................... 23 months (term of lease)

  Maintenance, repairs, and minor renewals are charged to expense as incurred, whereas improvements and major renewals of facilities are capitalized. Upon sale or disposition of properties, the asset account is relieved of the cost and the accumulated depreciation account is charged with depreciation taken prior to the sale, and any resultant gain or loss is credited or charged to earnings.

                          SUCCESS DEVELOPMENTS, L.L.C.

 Revenue and Cost Recognition

  Revenue from timeshares is recognized upon closing of the sale. Acquisition and other direct costs and indirect costs related to acquisition and development of timeshare units are capitalized. Capitalized costs are allocated to individual timeshare units. The capitalized costs of units are charged to earnings when the related revenue is recognized. Selling and administrative costs are charged to earnings when incurred.

 Concentration of Credit Risk

  Credit risk with respect to timeshare notes receivable is generally diversified due to the large number of customers and their dispersion across many different geographic areas of the United States. The Company performs credit evaluations of its customers' financial condition, and all its notes receivable are collateralized by the interval units sold.

NOTE C--MEMBERS' EQUITY

  The two classes of members are manager and nonmanager. There is no difference in interests, rights, preferences, and privileges. Equity by class at December 31, 1996 was as follows:

      Managing member...............................................  $  549,575
      Nonmanaging members...........................................     549,575
                                                                      ----------
          Total Members' Equity.....................................  $1,099,150
                                                                      ==========

NOTE D--TRANSACTIONS WITH HELLER FINANCIAL

  On July 29, 1996, Heller Financial agreed to provide a $10,000,000 loan to the Company for two years (due on July 28, 1998) of which $3,500,000 was allocated to the acquisition of Villas of Cave Creek. Interest on the acquisition portion of the note is variable, and at December 31, 1996 was 10.28%. The Agreement requires the Company to maintain a net worth of $1,000,000 until 90% of the Interval Units are sold, and to pledge as collateral all Interval Units at Villas at Cave Creek which have not been sold. Under the provisions, the principal is paid when Interval Units are sold, in the amount of $3,365 for Whole Interval Units and $1,685 for Biennial Interval Units. All members have personally guaranteed the note.

  The majority of timeshare week sales are financed by notes secured by the weeks purchased. All of the timeshare notes are pledged on the Heller loan. Heller advances 87.5% of the principal amount of all timeshare notes. Interest on the pledged notes is variable, and at December 31, 1996 was 9.78%. All payments from the collateralized notes go directly to Heller, and monthly interest charges are added to the loan balance.

NOTE E--LEASES

  The Company leases its sales facility under a lease expiring June 30, 1997, which requires an annual rental fee of $36,000. On or before April 30, 1997, the Company has the option to extend the lease term to June 30, 1998.

  Future minimum rental payments required under the operating lease as of December 31, 1996 are $18,000 for the year ending December 31, 1997. Total rental expense for the Company, after reimbursements (see Note H) was $9,200.

NOTE F--ASSOCIATION SUBSIDY

  As developer, the Company is required to subsidize the Association for the cost of operating and maintaining the resort to the extent assessments received from the timeshare owners fall short of the

                         SUCCESS DEVELOPMENTS, L.L.C.

Association's financial requirements. During the year ended December 31, 1996, the Company provided subsidies of $24,084 to the Association.

NOTE G--INCOME TAXES

  The Company is classified as a partnership for federal and state income tax purposes. The Company's net income or loss is allocated among the members in accordance with the operating agreement. Consequently, a provision for federal and state income taxes has not been included in the Company's financial statements.

NOTE H--RELATED PARTY TRANSACTIONS

  The Company paid $498,839 for sales commissions to an Arizona company owned and operated by three members. The Arizona company will reimburse the Company for the lease expense for the sales facility during the period of sales operations. At December 31, 1996, the Arizona organization owed the Company $4,375 for sales expenses.

  The Company paid or accrued $60,000 for management services provided by Points of Colorado, Inc.

NOTE I--DEVELOPMENT STAGE

  Although the Company is now in full operation, it was in the development stage during a portion of the year ended December 31, 1996.

                         SUCCESS DEVELOPMENTS, L.L.C.

                                 BALANCE SHEET

                                 JUNE 30, 1997

                                    ASSETS                           (Unaudited)

Cash and Cash Equivalents                                             $   79,556
Due From Members                                                           7,875
Timeshare Notes Receivable, Less
  Allowance for Doubtful Notes of $109,088                             4,536,029
Inventory - Timeshare Units                                            3,292,799
Prepaid Expenses and Other Assets                                        340,075
Leasehold Improvements, Less Accumulated Amortization of $76,157         108,404
Furniture and Equipment, Less Accumulated Depreciation of $11,667         38,358
                                                                      ----------
                                                TOTAL ASSETS          $8,403,096
                                                                      ==========

                        LIABILITIES AND MEMBERS' EQUITY

LIABILITIES
  Accounts Payable                                                    $  150,569
  Customer Deposits                                                       55,503
  Note Payable to Heller Financial                                     5,915,163
  Other Liabilities                                                       14,622
  Due to Managing Member                                                 391,527
                                                                      ----------
                                           TOTAL LIABILITIES           6,527,384

MEMBERS' EQUITY                                                        1,875,712
                                                                      ----------
                                       TOTAL LIABILITIES AND
                                             MEMBERS' EQUITY          $8,403,096
                                                                      ==========

                      See Notes to Financial Statements.

                         SUCCESS DEVELOPMENTS, L.L.C.

                  STATEMENT OF OPERATIONS AND MEMBERS' EQUITY

                      FOR SIX MONTHS ENDED JUNE 30, 1997

REVENUES                                                             (Unaudited)
  Sales - Timeshare Units                                            $ 5,486,812

COST OF SALES
  Timeshare Units Sold                                                 1,453,614
  Closing Costs                                                          146,657
                                                                     -----------

                                                                       1,600,271
                                                                     -----------

                                                GROSS PROFIT           3,886,541

OTHER EXPENSES
  Sales and Marketing                                                  2,549,911
  Financing Costs - Net of Interest Income - $181,314                    238,366
  Association Subsidies - Note F                                          82,872
  Development Costs - Abandoned Project                                   13,050
  General and Administrative                                             225,780
                                                                     -----------

                                                                       3,109,979
                                                                     -----------

                                                  NET INCOME             776,562

BEGINNING MEMBERS' EQUITY                                              1,099,150
                                                                     -----------

                                      ENDING MEMBERS' EQUITY         $ 1,875,712
                                                                     ===========

                      See Notes to Financial Statements.

                         SUCCESS DEVELOPMENTS, L.L.C.

                            STATEMENT OF CASH FLOWS

                      FOR SIX MONTHS ENDED JUNE 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES                                (Unaudited)
  Net Loss                                                          $   776,562

  Adjustments to Reconcile Net Loss
    to Cash Used By Operating Activities:
      Depreciation and Amortization                                      87,707
      Reserve for Bad Debts                                              90,636
      (Increase) Decrease In:
        Inventory - Timeshare Units                                     796,325
        Due From Members                                                 (3,500)
        Prepaid Expenses and Other Assets                                 9,098
      Increase (Decrease) In:
        Accounts Payable                                                 40,798
        Customer Deposits                                                38,866
        Other Liabilities                                                 3,363
                                                                    -----------

                                           TOTAL ADJUSTMENTS          1,063,293
                                                                    -----------

CASH GENERATED BY OPERATING ACTIVITIES                                1,839,855
                                                                    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions To Property, Equipment and Leasehold Improvements           (48,180)
  Origination of Timeshare Notes                                     (4,531,792)
  Real Estate Deposits                                                 (214,946)
  Principal Reductions of Timeshare Notes                               761,213
                                                                    -----------

CASH USED BY INVESTING ACTIVITIES                                    (4,033,705)
                                                                    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan from Heller Financial                                          3,853,601
  Payments to Heller Financial                                       (1,861,437)
  Member Loans                                                          203,702
                                                                    -----------

CASH PROVIDED BY FINANCING ACTIVITIES                                 2,195,866
                                                                    -----------

NET INCREASE IN CASH                                                      2,016

CASH AND EQUIVALENTS
  Beginning of Period                                                    77,540
                                                                    -----------

  End of Period                                                     $    79,556
                                                                    ===========

SUPPLEMENTAL CASH FLOW DISCLOSURES:

  Interest Paid                                                     $   281,249
                                                                    ===========

                      See Notes to Financial Statements.

                         SUCCESS DEVELOPMENTS, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                                  (Unaudited)


Note A - Members' Equity

          The two classes of members are manager and nonmanager. There is no difference in interests, rights, preferences, and privileges. Equity by class at June 30, 1997 was as follows:

               Managing member                                        $  937,856
               Nonmanaging members                                       937,856
                                                                      ----------
               Total Members' Equity                                  $1,875,712
                                                                      ==========

Note B - Transactions with Heller Financial

          On July 29, 1996, Heller Financial agreed to provide a $10,000,000 loan to the Company for two years (due on July 28, 1998) of which $3,500,000 was allocated to the acquisition of Villas of Cave Creek. Interest on the acquisition portion of the note is variable, and at June 30, 1997 was 10.56%. The Agreement requires the Company to maintain a net worth of $1,000,000 until 90% of the Interval Units are sold, and to pledge as collateral all Interval Units at Villas at Cave Creek which have not been sold. Under the provisions, the principal is paid when Interval Units are sold, in the amount of $3,365 for Whole Interval Units and $1,685 for Biennial Interval Units. All members have personally guaranteed the note.

          The majority of timeshare week sales are financed by notes secured by the weeks purchased. All of the timeshare notes are pledged on the Heller loan. Heller advances 87.5% of the principal amount of all timeshare notes. Interest on the pledged notes is variable, and at June 30, 1997 was 10.06%. All payments from the collateralized notes go directly to Heller, and monthly interest charges are added to the loan balance.

Note C - Leases

          The Company leases its sales facility under a lease expiring June 30, 1998, which requires an annual rental fee of $36,000. Lease payments are made by an Arizona company owned and operated by three members (see
     Note D).

          Total rental expense for the Company was $13,459.

Note D - Related Party Transactions

          The Company paid $2,470,901 for sales commissions to an Arizona company owned and operated by three members. The Arizona company also pays for the lease for the sales facility. At June 30, 1997, the Arizona organization owed the Company $7,875 for sales expenses.

          The Company paid or accrued $90,000 for management services provided by Points of Colorado, Inc.

              Report of Independent Certified Public Accountants

Board of Directors
The Success Companies

We have audited the accompanying combined balance sheets of The Success Companies (the Companies) as of March 31, 1996 and 1997, and the related combined statements of operations, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Success Companies at March 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Miami, Florida
August 27, 1997

                             The Success Companies

                            Combined Balance Sheets

                                                                       March 31                    June 30
                                                                1996              1997              1997
                                                              ------------------------------   ------------
                                                                                                 (Unaudited)
Assets
Current assets:
  Cash                                                        $  84,098        $  198,311        $  195,226
  Accounts receivable                                           214,564           804,537           642,373
  Due from affiliates                                             9,501            60,150            55,633
  Inventory of vacation ownership intervals                           -            33,267            32,383
  Prepaid expenses and other assets                              29,713            89,760           104,910
                                                              ---------------------------        ----------
Total current assets                                            337,876         1,186,025         1,030,525


Property and equipment, net of accumulated
  depreciation of $55,195, $93,416 and $118,000
  at March 31, 1996 and 1997 and June 30, 1997,
  respectively                                                  130,272           229,087           237,225
Deferred income taxes                                            16,048            48,158            48,158
Other assets                                                     14,087            32,041            29,849
                                                              ---------------------------        ----------
                                                              $ 498,283        $1,495,311        $1,345,757
                                                              ===========================        ==========

Liabilities and equity
Current liabilities:
  Current portion of long-term debt                           $  58,049        $   66,511        $   63,224
  Notes payable to affiliates                                   160,000           280,000           230,000
  Accounts payable                                               66,146            57,795            55,040
  Accrued expenses                                              202,794           650,185           587,533
  Due to affiliates                                             326,947           327,271           298,642
                                                              ---------------------------        ----------
Total current liabilities                                       813,936         1,381,762         1,234,439

Long-term debt, net of current portion                           10,589            26,669            24,827

Commitments and contingencies

Equity:
  Common stock, no par value, 52,500 shares
   authorized; 9,500 shares issued and outstanding               24,000            24,000            24,000
  Due from officers for stock purchase                          (24,000)          (24,000)          (24,000)
  Partners' capital/(deficit) retained earnings                (326,242)           86,880            86,491
                                                              ---------------------------        ----------
Total equity                                                   (326,242)           86,880            86,491
                                                              ---------------------------        ----------
Total liabilities and equity                                  $ 498,283        $1,495,311        $1,345,757
                                                              ===========================        ==========

See accompanying notes.

                             The Success Companies

                       Combined Statements of Operations

                                                                                          Three months ended
                                                 Year ended March 31                            June 30
                                                1996              1997                   1996             1997
                                             ----------------------------             ---------------------------
                                                                                              (Unaudited)
Revenues:
 Commissions                                 $ 4,288,886       $7,973,693             $1,477,104       $2,556,806
 Interest income                                  10,550            5,161                    871            1,650
 Other                                           225,489          461,726                 92,880           57,195
                                             --------------------------------------------------------------------
                                               4,524,925        8,440,580              1,570,855        2,615,651

Expenses:
 Selling expenses                              1,675,328        2,785,844                490,990          808,837
 Marketing expenses                            2,058,854        3,143,515                526,172        1,109,391
 Resort administration                           801,128          823,611                 90,475          178,700
 General and administrative
   expenses                                      845,036          496,892                 97,602          195,421
 Fees to affiliates                              180,000          726,500                 35,000          302,500
 Depreciation                                     44,480           50,275                 13,020           10,519
 Interest expense                                 12,230           34,031                  6,595           10,672
                                             ----------------------------             ---------------------------
                                               5,617,056        8,060,668              1,259,854        2,616,040
                                             ----------------------------             ---------------------------
(Loss) income before benefit
  for income taxes                            (1,092,131)         379,912                311,001             (389)
Benefit for income taxes                         (16,048)         (32,110)                     -                -
                                             ----------------------------             ---------------------------
Net (loss) income                            $(1,076,083)      $  412,022             $  311,001       $     (389)
                                             ============================             ===========================

See accompanying notes.

                             The Success Companies

                    Combined Statements of Changes in Equity



                                                        Due from         Partners'
                                                        Officers         Capital/
                                   Common Stock         for Stock        Retained
                                Shares      Amount      Purchase         Earnings           Total
                            -------------------------------------------------------------------------
Balance at April 1, 1995        1,500         $16,000   $(16,000)       $    63,000      $     63,000
 Common stock issued/
  capital contributions         8,000           8,000     (8,000)                 -                 -
 Net loss                           -               -          -         (1,076,083)       (1,076,083)
 Add net loss related to
  uncombined balance
  sheet entities                    -               -          -            686,841           686,841
                            -------------------------------------------------------------------------
Balance at March 31, 1996       9,500          24,000    (24,000)          (326,242)         (326,242)
  Net income                        -               -          -            412,022           412,022
  Capital contributions             -               -          -              1,100             1,100
                            -------------------------------------------------------------------------
Balance at March 31, 1997       9,500          24,000    (24,000)            86,880            86,880
  Net (loss) (Unaudited)            -               -          -               (389)             (389)
                            -------------------------------------------------------------------------
Balance at June 30, 1997
  (Unaudited)                   9,500         $24,000   $(24,000)       $    86,491       $   86,491
                            =========================================================================

See accompanying notes.

                             The Success Companies

                       Combined Statements of Cash Flows


                                                                          Year ended                      Three months ended
                                                                           March 31                             June 30
                                                                     1996             1997               1996             1997
                                                                 ----------------------------         ---------------------------
                                                                                                              (Unaudited)
Operating activities
Net (loss) income                                                $(1,076,083)      $ 412,022          $ 311,001        $   (389)
Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
    Depreciation                                                      44,480          50,275             13,020          10,519
    Net loss related to uncombined balance sheet entities            686,841              --                 --              --
    Deferred income taxes                                            (16,048)        (32,110)                --              --
    Changes in operating assets and liabilities:
      Accounts receivable                                           (214,564)       (589,973)          (205,437)        162,164
      Due from affiliates                                             (8,187)        (50,649)            (2,007)          4,517
      Inventory of vacation ownership intervals                           --         (33,267)                --             884
      Prepaid expenses and other assets                              (17,684)        (60,047)            (7,278)        (15,150)
      Other assets                                                    (7,855)        (17,954)              (174)          2,192
      Accounts payable                                                66,146          (8,351)           (32,832)         (2,755)
      Accrued expenses                                               197,210         447,391            154,313         (62,652)
      Due to affiliates                                              326,947             324             54,236         (28,629)
                                                                 ----------------------------         ---------------------------
Net cash (used in) provided by operating activities                  (18,797)        117,661            284,842          70,701

Investing activities
Expenditures for property and equipment                              (91,720)       (149,090)            (1,310)        (18,657)
                                                                 ----------------------------         ---------------------------
Net cash used in investing activities                                (91,720)       (149,090)            (1,310)        (18,657)
                                                                 ----------------------------         ---------------------------


Financing activities
Capital contributions                                                     --           1,100                 --              --
Proceeds from (repayment of) notes payable to affiliates             100,000         120,000                 --         (50,000)
Proceeds from debt                                                    74,036          32,591                 --              --
Payments on debts                                                     (5,398)         (8,049)            (3,224)         (5,129)
                                                                 ----------------------------         ---------------------------
Net cash provided by (used in) financing activities                  168,638         145,642             (3,224)        (55,129)
                                                                 ----------------------------         ---------------------------
Net increase (decrease) in cash                                       58,121         114,213            280,308          (3,085)
Cash at beginning of period                                           25,977          84,098             84,098         198,311
                                                                 ----------------------------         ---------------------------
Cash at end of period                                            $    84,098       $ 198,311          $ 364,406        $195,226
                                                                 ============================         ===========================

Supplemental disclosure of cash flow information
Cash paid during the period for interest                         $     5,476       $  16,730          $   2,288        $  5,370
                                                                 ============================         ===========================
Cash paid during the period for taxes                            $    33,811       $      --          $   7,947        $     --
                                                                 ============================         ===========================



See accompanying notes.

                             The Success Companies

                    Notes to Combined Financial Statements

                            March 31, 1996 and 1997
                           June 30, 1997 (Unaudited)


1. Description of Business and Principles of Combination

The Success Companies (the Companies) are principally engaged in providing marketing and sales services of vacation ownership in Colorado and Arizona under contracts with developers. The Companies have contracts with Success Developments, LLC, an entity in which the principals of the Companies own a 50% interest, and Points of Colorado, Inc. which owns a 50% interest in Success Developments, LLC. Additionally, the Companies operate a nationwide telemarketing center in Phoenix, Arizona. The Companies also provide management services, market research, lead sales and vacation certificate sales.

The accompanying combined financial statements include the accounts of The Success Companies, Inc., Success West Communications, Inc., Data Marketing Associates, Inc., Success of Colorado, LLC (latest date the LLC can dissolve is July 25, 2025), Success of Arizona, LLC (latest date the LLC can dissolve is December 31, 2050), Fiesta Vacations, LLC (latest date the LLC can dissolve is December 31, 2050), and the operations for the year ended March 31, 1996 of Success Marketing, Inc. (SMI) and Success Ventures, Inc. (SVI). Fiesta Vacations began operations on March 1, 1997 but was legally formed on July 16, 1997. Success of Arizona commenced operations in fiscal 1997. All significant intercompany accounts and transactions have been eliminated in combination.

Subsequent to March 31, 1997, the shareholders/partners have agreed to sell The Success Companies to Vistana, Inc. (Vistana). Pursuant to the Purchase and Sales Agreement, Vistana will acquire the stock of The Success Companies, Inc., Success West Communications, Inc., Data Marketing Associates, Inc., Success of Colorado, LLC, Success of Arizona, LLC, and Fiesta Vacations, LLC. SMI and SVI are currently inactive and are not part of the Purchase and Sales Agreement. However, for the year ended March 31, 1996, the operations of SMI and SVI were significant in relation to the combined operations. Accordingly, the results of operations for SMI and SVI for the year ended March 31, 1996 have been included in the accompanying combined financial statements; however, the related combined balance sheets of these entities at March 31, 1996 and 1997 and June 30, 1997 have not been included in the accompanying balance sheets.

                             The Success Companies

2. Summary of Significant Accounting Policies

Property and Equipment

Property and equipment are recorded at cost and includes furniture, fixtures and equipment, tenant improvements, vehicles and marketing booths. Depreciation is recorded using the straight-line method applied to the cost of the assets over their estimated useful lives of five to seven years.

Revenue Recognition

Commission income is recognized on the accrual basis after a binding sales contract has been executed, a 10 percent minimum down payment has been received, the recision period has expired and all credit underwriting standards have been met. Commission income is based on sales of $10,120,345, $16,876,395, $3,005,729 and $5,410,747 for the years ended March 31, 1996 and 1997 and the three months ended June 30, 1996 and 1997, respectively.

Income Taxes

Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under Statement No. 109, the liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

Advertising Costs

The Companies expense advertising costs as incurred. Advertising expense, included in marketing expense in the accompanying statements of operations, were $647,975, $1,145,415, $184,292 and $323,232 for the years ended March 31, 1996 and 1997 and the three months ended June 30, 1996 and 1997, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

                             The Success Companies

3. Inventory of vacation ownership intervals

On March 25, 1997, the Companies entered into a marketing agreement with a developer whereby the developer reserved 50 vacation ownership intervals of their resort inventory for the Companies for $25,000 plus closing fees. The Companies have the right to sell the reserved inventory for six months and are entitled to the proceeds net of any closing and marketing costs associated with the sales.

Subsequent to March 31, 1997, the Companies acquired the intervals from the developer.

4. Due From/To Affiliates

Due from affiliates represents advances to officers or shareholders of the Companies and receivables from affiliated entities. Due to affiliates represents net advances from affiliated entities. Such advances are noninterest bearing.

5. Debt

                                                                               March 31
                                                                         1996             1997
                                                                  ----------------------------------

     $50,000 line of credit, interest payable monthly
        at prime plus 2% (10.25% and 11.25% at March 31,
        1996 and 1997, respectively), due on March 31,
        1998 guaranteed by the shareholders and officers
        of the Companies                                                   $50,000         $50,000

     Tenant improvement loan, interest at 10% per
        annum, payable in monthly principal and interest
        installments of $666 through November 2001, at
        which time the principal balance and accrued
        interest is due.                                                        --          32,591
     Other notes payable                                                    18,638          10,589
                                                                  ----------------------------------
                                                                            68,638          93,180
     Less current portion                                                   58,049          66,511
                                                                  ----------------------------------
                                                                           $10,589         $26,669
                                                                  ==================================

                             The Success Companies

5. Debt (continued)

Scheduled principal maturities of line of credit, loans and notes payable are as follows:

        Year ending March 31
        1998                                                             $66,511
        1999                                                               8,242
        2000                                                               6,471
        2001                                                               7,148
        2002                                                               4,808
                                                                         -------
                                                                         $93,180
                                                                         =======

6. Related Party Transactions

Notes payable to affiliates consist of the following:

                                                                   March 31                     June 30
                                                            1996            1997                  1997
                                                        -----------------------------       ----------------
                                                                                              (Unaudited)
        Notes payable to shareholders, interest
          only, at 12% per annum, payable
          monthly through September 30,
          1997, at which time the principal
          balance is due.                                  $100,000        $200,000                $150,000

        Note payable to Strategic Alliance
          Marketing, Inc., a related party,
          interest only, at 12% per annum,
          payable monthly through September
          30, 1997, at which time the principal
          balance is due.                                                    20,000                 20,000

        Note payable to Success Marketing, Inc.,
          interest at 7% per annum.                          60,000          60,000                 60,000
                                                           -----------------------------       ----------------
                                                           $160,000        $280,000
                                                                                                   $230,000
                                                           =============================       ================

The note payable to Success Marketing, Inc. is contractually payable in monthly installments of principal and interest of $1,168 through August 1999. No payments of principal and interest have been made on the note to date. The parties intend to settle the note when the Purchase and Sales Agreement becomes effective. See Note 1.

                             The Success Companies

6. Related Party Transactions (continued)

The Companies paid consulting fees of $180,000, $666,500, $35,000 and $262,500 for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997, respectively, to affiliates and is included in fees to affiliates expense in the accompanying statements of operations.

Management fees of $60,000 and $40,000 were paid to an affiliate for the years ended March 31, 1997 and for the three months ended June 30, 1997, respectively, and is included in fees to affiliates expense in the accompanying statements of operations.

The Companies received management fees of $30,000 during the year ended March 31, 1997 from an affiliate and is included in other income in the accompanying statements of operations.

Substantially all commission income represents amounts earned from entities in which one or more of the principals of the Companies have common ownership interests.

7. Leases

The Company leases office space and equipment under operating leases expiring in various years through 2002. Minimum future rentals to be paid under noncancelable leases with original lease terms greater than one year as of March 31, 1997 for each of the next five years and in the aggregate are as follows:

        Year ending March 31
        1998                                                          $  240,431
        1999                                                             215,691
        2000                                                             211,818
        2001                                                             214,700
        2002                                                             141,200
                                                                      ----------
                                                                      $1,023,840
                                                                      ==========

Rental expense under these leases was $870, $81,933, $570 and $59,392 for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997, respectively.

                             The Success Companies

8. Income Taxes

At March 31, 1996 and 1997, the Companies have net operating loss carryforwards of approximately $58,046 and $152,486, respectively, that expire in 2011. The use of a significant portion of these net operating loss carryforwards may be restricted under Section 382 of the Internal Revenue Code.

The components of the benefit for income taxes are as follows:

                                                                           Three months ended
                                      Year ended March 31                        June 30
                                    1996             1997                 1996            1997
                               ---------------------------------     --------------------------------
                                                                               (Unaudited)
   Deferred federal              $(16,048)        $(32,110)            $     --         $      --
                               =================================     ================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax asset at March 31, 1996 and 1997 is comprised of net operating losses.

The differences between the actual income tax benefit and income taxes computed by applying the statutory federal income tax rate to loss before income taxes as follows:

                                                                   March 31
                                                            1996                1997
                                                          ----------------------------
     Amount at statutory federal rate                     $(17,105)           $(40,870)
     Meal and entertainment                                  1,057               1,095
     NOL utilization                                            --               7,665
                                                          -----------------------------
                                                          $(16,048)           $(32,110)
                                                          =============================

No taxes have been provided on income from the limited liability companies owned by the partners. However, such income is included in the combined statements of operations for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996 and 1997.

                             The Success Companies

9. Commitments and Contingencies

Commissions earned and received on vacation ownership sales are subject to commission refunds in the event of default by the purchaser and are calculated based on a formula as defined in the Marketing and Sales Agreements. Accordingly, included in accrued liabilities at March 31, 1996 and 1997 and June 30, 1997 is a reserve for commission refunds of $8,586, $42,239 and $42,602, respectively.

On July 17, 1995, the Companies entered into an agreement with a contractor for consulting services relating to generation and/or sale of qualified leads. Under the agreement, in addition to a base compensation, the contractor was entitled to 25 percent of the actual collected net proceeds on the sale of lists or leads. Bonus payments were $32,425, $25,779 and $13,434 for the years ended March 31, 1996 and 1997 and for the three months ended June 30, 1996, respectively, and are included in marketing expense in the accompanying statements of operations. The agreement was terminated on December 31, 1996.

The Success Companies, Inc. is a guarantor of a credit facility with Heller Financial, Inc. on behalf of Success Development, LLC. Such credit facility effected on May 20, 1996 consists of a $3.1 million revolving credit acquisition loan piece and a $10 million receivable loan; however, the aggregate of the two pieces may not exceed $10 million at any one point in time. The acquisition loan is secured by a first priority mortgage lien and security interest in the Villas at Cave Creek Resort. The receivable loan is secured by a first priority lien and security interest to all notes receivable assigned to Heller Financial, Inc. and any related accounts and proceeds. The amount outstanding on the loans at March 31, 1997 and June 30, 1997 is $4,933,243 and $5,883,847, respectively.

A claim for breach of contract has been asserted by a landlord of the Companies claiming reimbursement in the amount of $55,361 for costs of tenant improvements, which costs are payable ratably over the life of the lease pursuant to the lease agreement. The Companies dispute the claims in part on the basis that they were not given the opportunity to review and approve the expenditures. The parties have agreed to submit the matter to arbitration. Based on the information currently available to them, the Companies believe that they have strong defenses to the complaint and intend to pursue those defenses vigorously.

                             The Success Companies

10. Claims for Commissions Earned

SMI and SVI have asserted claims against All Season Resorts, Inc. (ASR) for commissions earned of approximately $1,080,000 during the year ended March 31, 1996 pursuant to specific sales and marketing agreements for services provided to ASR.

No amounts related to this matter have been recorded in the accompanying statement of operations for the year ended March 31, 1996.

Additional claims have been asserted by SMI and SVI against ASR for breach of contract, promissory fraud and fraud. ASR has asserted a counterclaim for damages. There has been no formal discovery in the case and there is no pending trial date.

The court has granted SMI's Motion to Compel Arbitration and a preliminary hearing has been scheduled for September 30, 1997. SMI seeks to recover damages from ASR for ASR's failure and refusal to pay commissions for marketing services rendered prior to termination of the existing sales and marketing agreement and, also, for the sixty day termination period for which SMI was denied the opportunity to market vacation intervals on behalf of ASR.

Based on management's interpretation of the specific sales and marketing agreements and ASR's ability to pay, management believes it will prevail in its claims.

Vistana, Inc. a Florida corporation ("Vistana") purchased the entities comprising The Success Companies, Success Developments, L.L.C. and Points of Colorado, Inc. (collectively "Success and Points"). The acquisition was closed on September 16, 1997 for approximately $24 million in cash, approximately 207,000 shares of common stock at $17.89 per share and approximately 430,000 shares of common stock as contingent consideration. Vistana borrowed funds to pay the cash portion of the purchase price. Payout of the approximately 430,000 (or 67%) shares is contingent upon Success and Points achieving certain operating criteria for calendar years 1998 through 2000.

The unaudited pro forma combined balance sheet as of June 30, 1997 presents the historical consolidated balance sheets of Vistana and Success and Points. The purchase accounting adjustments, as described in the related notes and below, are calculated as if the Success and Points acquisition had been effective June 30, 1997.

The unaudited pro forma combined statement of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 present the consolidated results of operations of Vistana and Success and Points. The purchase accounting and other pro forma adjustments, as described in the related notes and below, are calculated as if the Success and Points acquisition had been effective January 1, 1996. In addition, the pro forma statements of operations give effect to the combination of Vistana's predecessor corporations and partnerships, conversion of the tax status of those entities and Vistana's initial public offering as if those events occurred at the beginning of each respective period. The pro forma adjustments are based upon currently available information and certain assumptions that Vistana's management believes are reasonable under current circumstances.

The unaudited pro forma combined financial statements are based on historical financial statements of Vistana and Success and Points and should be read in conjunction with their respective financial statements and notes. The pro forma data is not necessarily indicative of the results of operations or financial condition of Vistana had these transactions occurred on the dates indicated, nor the results of future operations. Vistana anticipates cost savings and additional benefits as a result of certain of the transactions contemplated in the pro forma financial statements. Such benefits and any other changes that might have resulted from management of the combined companies have not been included as adjustments to the pro forma consolidated financial statements. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

The unaudited pro forma combined financial statements may change due to certain changes in the purchase accounting adjustments included in the pro forma once all valuations of assets and liabilities are final.

                                 VISTANA, INC.

             Unaudited Pro Forma Condensed Combined Balance Sheet

                                 June 30, 1997
               (Amounts in Thousands Except for Per Share Data)

                                                                  Historical          Pro forma
                                             Historical     The Success Companies    Acquisition         Company
                                            Vistana, Inc.   and Points of Colorado   adjustments        pro forma
                                            -------------   ----------------------   -----------        ---------
Cash and cash equivalents                        $  9,089              819                   --             9,908
Restricted cash                                     5,042              --                    --             5,042
Customer mortgages receivable, net                111,129           19,527                   --           130,656
Due from related parties                              --               --                    --               --
Other receivables                                   3,959              988                   --             4,947

Inventory of Vacation Ownership Interest           20,952            4,787                   --            25,739
Construction in progress                           13,001              --                    --            13,001
                                                 --------           -------               ------          -------
    Total Vacation Ownership Interest              33,953            4,787                   --            38,740
Prepaid expenses and other assets                  13,056              984                   --            14,040
Land held for development                           7,664              --                    --             7,664
Property and equipment, net                        12,966              459                   --            13,425
Deferred income taxes                                 --               --                    --               --
Goodwill                                              --               --                 16,895 (a)       16,895
                                                 --------           ------                ------          -------

   Total assets                                  $196,858           27,564                16,895          241,317
                                                 ========           ======                ======          =======

                                                                Historical            Pro forma
                                         Historical        The Success Companies     acquisition           Company
Liabilities and Stockholders' Equity    Vistana, Inc.      and Points of Colorado    adjustments          pro forma
------------------------------------    -------------      ----------------------    -----------          ---------
Accounts payable and accrued
  liabilities                             $   5,401                  1,298                 873 (b)           7,572
Accrued compensation and benefits             7,524                    443                 --                7,967
Customer deposits                             7,008                    201                 --                7,209
Deferred income taxes                        15,217                  1,518               1,367 (c)          18,102
Due to related parties                         --                      285                 --                  285
Other liabilities                             6,721                    907                 --                7,628
Notes and mortgages payable                  84,526                  9,968              23,885 (d)         118,379
                                          ---------                 ------              ------             -------
     Total liabilities                      126,397                 14,620              26,125             167,142

Minority interest                             4,393                   --                   --                4,393

Common stock                                    188                   --                     2 (e)             190
Additional paid-in capital                   62,134                   --                 3,712 (e)          65,846
Retained earnings                             3,746                   --                   --                3,746
Equity                                         --                   12,944             (12,944)(f)             --
                                          ---------                 ------              ------             -------
     Total stockholders' equity              66,068                 12,944              (9,230)             69,782
                                          ---------                 ------              ------             -------
     Total liabilities and
       stockholders' equity               $ 196,858                 27,564              16,895             241,317
                                          =========                 ======              ======             =======

(a) Reflects goodwill.
(b) Reflects accrued acquisition cost of $873.
(c) Reflects the change in the deferred tax liability due to the acquisition.
(d) Reflects bank borrowings of $23,885 at 8.22% to finance the purchase.
(e) Reflects the issuance of 207,630 shares of common stock at $17.89 per share.
(f) Reflects the elimination of the investment in purchased companies' equity.

                                 VISTANA, INC.
      Unaudited Pro Forma Condensed Combined Statement of Operations
                        Six months ended June 30, 1997
               (Amounts in Thousands Except for Per Share Data)


                                                      Combination
                                                      Transactions/
                                                        Initial
                                                      Public Offering                    Historical           Pro forma
                                           Historical   Pro forma                The Success Companies      Acquisition    Pro forma
                                         Vistana, Inc  adjustments      Subtotal  and Points of Colorado    adjustments      total
                                         ------------  ------------     --------  ----------------------    -----------      -----
Revenues:
  Vacation Ownership Interest Sales     $      40,083       -          40,083         11,462                  -             51,545
  Interest                                      8,923       -           8,923          1,036                  -              9,959
  Resort                                        8,050       -           8,050              6                  -              8,056
  Telecommunications                            3,195       -           3,195            -                    -              3,195
  Other                                           246       -             246          1,040                  -              1,286
                                           ----------  ----------    --------       --------              ---------       --------

      Total revenue                            60,497       -          60,497         13,544                  -             74,041
                                           ----------  ----------    --------       --------              ---------       --------
Costs and operating expenses:
  Vacation Ownership Interests cost of
    sales                                       9,276       -           9,276          2,983                  -             12,259
  Sales and marketing                          18,287       -          18,287          5,809                  -             24,096
  Loan portfolio:
    Interest expense - treasury                 3,130        (358)(a)   2,772            340                    982(f)       4,094
    Provision for doubtful accounts             2,809       -           2,809            177                  -              2,986
  Resort                                        6,562       -           6,562            -                    -              6,562
  Telecommunications                            2,580       -           2,580            -                    -              2,580
  General and administrative                    4,957       -           4,957          1,510                  -              6,467
  Depreciation and amortization                 1,412       -           1,412            -                      420(d)       1,832
  Interest expense - other                      1,071        (356)(a)     715            -                    -                715
  Other                                         1,470       -           1,470             96                  -              1,566
                                           ----------  ----------    --------       --------              ---------       --------
      Total costs and operating expenses       51,554        (714)     50,840         10,915                  1,402         63,157
                                           ----------  ----------    --------       --------              ---------       --------
      Operating Income                          8,943         714       9,657          2,629                 (1,402)        10,884
Excess value recognized                            36       -              36            -                    -                 36
Minority interest income                           50       -              50            -                    -                 50
                                           ----------  ----------    --------       --------              ---------       --------
      Income before income taxes                9,029         714       9,743          2,629                 (1,402)        10,970
Provision for income taxes                      2,803         900 (b)   3,703            695                   (229)(e)      4,169
Non-recurring charge associated with
 the change in tax status                      13,201     (13,201)(c)    -               -                    -                 -
                                           ----------  ----------    --------       --------              ---------       --------
      Net income (loss) before
       extraordinary item               $      (6,975)     13,015       6,040          1,934                 (1,173)         6,801
                                           ==========  ==========    ========       ========              =========       ========


                                                  Combination
                                                 Transactions/
                                                    Initial
                                                Public Offering                  Historical             Pro forma
                                    Historical    Pro forma                The Success Companies       Acquisition        Pro forma
                                   Vistana, Inc. adjustments   Subtotal    and Points of Colorado      adjustments          total
                                   ------------  ------------- --------    ----------------------      -----------        ---------
Historical net income              $     (0.40)
 (loss) per share before           ===========
 extraordinary item
Historical weighted average         17,317,956
 shares outstanding                ===========


Pro forma net income                                                 0.32                                                      0.36
 per share of common stock                                      ==========                                               ==========

Pro forma weighted average
 shares of common stock                            1,482,044    18,800,000                              207,630          19,007,630
 outstanding                                      ==========    ==========                              =======          ==========



(a) Reflects the effect on the 1997 historical statement of income of the assumed issuance of common stock on January 1, 1997 and the reduction of interest expense with the early retirement of $38.9 million of debt.

(b) Reflects the effect on the 1997 historical statement of income referred to in (a) above and assumes the Company had been treated as a C corporation, rather than the treatment of the Company's predecessors as S corporations and limited partnerships for federal income tax purposes.

(c) Reflects the elimination of the non-recurring charge for deferred taxes that relate to the conversion of the tax status of the Company's predecessor entities.

(d)  Reflects amortization of goodwill.

(e) Reflects the effect on the 1997 historical statement of income and assumes all of the Success entities had been treated as C corporations, rather than the treatment of the Companies as LLC's for federal income tax purposes.

(f) Reflects interest expense on bank borrowings of approximately $24 million at 8.22%.

                                 VISTANA, INC.
        Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the year ended December 31, 1996
               (Amounts in Thousands Except for Per Share Data)




                                                                Combination
                                                                Transactions/           Historical
                                                               Initial Public           The Success
                                                                  Offering             Companies and      Pro forma
                                                   Historical    Pro forma              and Points       Acquisition  Pro forma
                                                Vistana, Inc.   adjustments Subtotal    of Colorado      adjustments    total
                                                -------------  ------------ --------   ------------      -----------    -----

Revenues:
    Vacation Ownership Interest Sales                 $60,063       -        60,063           14,062         -          74,125
    Interest                                           15,546       -        15,546            1,083         -          16,629
    Resort                                             13,587       -        13,587              119         -          13,706
    Telecommunications                                  7,054       -         7,054             -            -           7,054
    Other                                                 686       -           686              685         -           1,371
                                                      -------    -------    -------          -------      -------      -------
          Total revenue                                96,936       -        96,936           15,949         -         112,885
                                                      -------    -------    -------          -------      -------      -------

Costs and operating expenses:
     Vacation Ownership Interests Cost of sales        14,595       -        14,595            3,351         -          17,946
     Sales and marketing                               27,877       -        27,877            5,967         -          33,844
     Loan portfolio:
       Interest expense - treasury                      6,865       (961)(a)  5,904              199        1,963(e)     8,066
       Provision for doubtful accounts                  4,271       -         4,271              185         -           4,456
     Resort                                            11,089       -        11,089             -            -          11,089
     Telecommunications                                 5,613       -         5,613             -            -           5,613
     General and administrative                         7,873       -         7,873            2,245         -          10,118
     Depreciation and amortization                      2,553       (258)(a)  2,295             -             828(c)     3,123
     Interest expense - other                           4,154     (3,189)(a)    965             -            -             965
     Deferred executive compensation                    1,114       -         1,114             -            -           1,114
     Other                                                443       -           443               89         -             532
                                                      -------    -------    -------          -------      -------      -------
          Total costs and operating expenses           86,447     (4,408)    82,039           12,036        2,791       96,866
                                                      -------    -------    -------          -------      -------      -------
          Operating income                             10,489      4,408     14,897            3,913       (2,791)      16,019
Excess value recognized                                   105        -          105             -            -             105
                                                      -------    -------    -------          -------      -------      -------
          Income before income taxes                   10,594      4,408     15,002            3,913       (2,791)      16,124
Provision for income taxes                                  -      5,382(b)   5,382              204          541(d)     6,127
                                                      -------    -------    -------          -------      -------      -------
          Net income (loss)                           $10,594       (974)     9,620            3,709       (3,332)       9,997
                                                      =======    =======    =======          =======      =======      =======

                                                  Combination
                                                 Transactions/
                                                    Initial
                                                Public Offering                   Historical            Pro-forma
                                Historical        Pro-forma                 The Success Companies      Acquisition       Pro forma
                               Vistana, Inc.      Adjustments    Subtotal   and Points of Colorado     Adjustments         total
Historical net income          $      0.75
 per share of common stock     ===========

Historical weighted average     14,175,000
 shares outstanding            ===========


Pro forma income                                                       0.51                                                   0.53
 per share of common stock                                        ==========                                            ==========

Pro forma weighted average
 share of common stock                             1,482,044      18,800,000                              207,630       19,007,630
 outstanding                                       =========      ==========                              =======       ==========


(a) Reflects the effect on the 1996 historical statement of income of the assumed issuance of common stock on January 1, 1996 and the reduction of interest expense with the early retirement of $38.9 million of debt.

(b) Reflects the effect on the 1996 historical statement of income referred to in (a) above and assumes the Company had been treated as a C corporation, rather than the treatment of the Company's predecessors as S corporations and limited partnerships for federal income tax purposes.

(c)  Reflects amortization of goodwill.

(d) Reflects the effect on the 1996 historical statement of income and assumes all of the Success entities had been treated as C corporations, rather than the treatment of the Companies as LLC's for federal income tax purposes.

(e) Reflects interest expense on bank borrowings of approximately $24 million at 8.22%.

NOTE A.  BASIS OF PRESENTATION

Vistana and Success and Points announced an agreement in principle on August 15, 1997 for Vistana to acquire all of the outstanding common stock and equity interests of Success and Points for approximately $28.4 million in cash and common stock, and contingent consideration of approximately 430,000 shares of common stock (see Note C). The transaction closed on September 16, 1997. The purchase method of accounting will be followed and is assumed in the accompanying pro forma financial information.

The acquisition was financed in part by a $24 million debt facility at an interest rate of LIBOR plus 250 basis point (8.22% at September 16, 1997).

The historical statements of operations for Success and Points for the year ended December 31, 1996 and for the six months ended June 30, 1997 include companies whose year ends were converted from March 31, to conform to Vistana's year end of December 31.

NOTE B.  Goodwill


     Following is a calculation of goodwill:

     Acquisition Costs:                          ($ amounts in thousands)
     ----------------                           ------------------------
     Cash                                               $ 23,885
     Stock (207,630 at $17.89 per share)*                  3,714
     Cost of acquisition                                     873
                                                        --------
     Subtotal                                             28,472

     Fair value of assets acquired                       (11,577)
                                                         -------
     Goodwill                                           $ 16,895
                                                        ========


*Does not consider contingent consideration of approximately 430,000 shares of common stock (see Note C).

At this time, Vistana's management believes that the fair value of net assets acquired approximates the acquired companies' book value.

NOTE C.  CONTINGENT CONSIDERATION

Payout of approximately 430,000 (or 67%) of the shares is contingent upon Success and Points achieving certain contingent criteria. In each of the calendar years 1998 through 2000 upon satisfying certain net proceeds from sales levels as set forth in the Agreement and Plan of Reorganization dated August 15, 1997, a portion of the contingent consideration can be earned by the selling parties. Management of Vistana has determined that the contingent consideration is an additional cost of the acquisition, rather than compensatory expense. In addition, such contingent shares are not assumed to be outstanding in the accompanying pro forma financial statements as the amount is not recorded until the contingent criteria have been met. If the contingent criteria are met and the shares are distributed, Vistana shall record the current fair value of the shares as an additional cost of the purchase. The potentially affected assets, most notably goodwill, shall be amortized over the remaining life of the assets. The estimated impact on future earnings through the amortization of goodwill would be approximately $380,000 per year assuming a stock price of $17.89 and assuming all of the contingent shares are earned. This adjustment will change based upon the fair value of the stock at the time the contingent shares are earned and the number of shares earned.


NOTE D.  AMORTIZATION PERIOD OF GOODWILL

The goodwill as a result of the acquisition of Success and Points will be amortized over a 20 year period.

NOTE E.  INCOME TAXES

The pro forma total effective income tax rate was assumed to be 38%.